Exhibit 99.1

Source: GWG Holdings, Inc.

December 28, 2018 17:15 ET

GWG Holdings and The Beneficient Company Complete Their Transaction

MINNEAPOLIS, Dec. 28, 2018 (GLOBE NEWSWIRE) -- GWG Holdings, Inc. (Nasdaq: GWGH) reported today that it has completed its strategic transaction with The Beneficient Company Group, L.P. (BEN) and other parties.

As a result of the final closing, GWGH holds 40,505,279 common units of BEN and a $193 million aggregate principal amount commercial loan to BEN, and GWGH issued 27,013,516 shares of its common stock at a valuation of $10 a share (inclusive of five million shares of common stock issued upon the conversion of GWGH’s Series B Preferred Stock) and Seller Trust L Bonds having an aggregate principal amount of $367 million.

Final details of the transaction’s finances will be released in an 8-K that GWGH will file on or about January 4, 2019.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH), the parent company of GWG Life, Life Epigenetics and YouSurance, is a leading provider of liquidity to consumers and investors across the U.S. GWG Life provides value to consumers owning illiquid life insurance products, delivering them more than $564 million for their policies since 2006. GWG Life owns a life insurance policy portfolio of $1.96 billion in face value of policy benefits as of September 30, 2018. Life Epigenetics is commercializing epigenetic technology for the life insurance industry and beyond. YouSurance, a digital life insurance agency, is working to embed epigenetic testing into life insurance products to provide consumers a value-added ecosystem that supports their health and wellness while reducing the cost of their insurance.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com. About The

Beneficient Company Group, L.P. (BEN)

Based in Dallas, BEN offers an array of lending and liquidity products and services focused on providing liquidity from alternative assets to mid-to-high net worth individuals and small-to-mid-size institutional investors that have historically had few attractive liquidity options. For more information about BEN, visit www.trustben.com.

Contact:

For GWG Holdings, Inc.
Dan Callahan

Director of Communication

612-746-1935

For The Beneficent Company
Mark Semer or Daniel Yunger Kekst

212-521-4800